SGI Appoints Nina Richardson to Board of Directors

MILPITAS, CA -- (Marketwired - January 12, 2016) - SGI (NASDAQ: SGI), a global leader in high performance solutions for compute, data analytics, and data management, today announced that its Board of Directors has appointed Nina Richardson a member.

Most recently, Ms. Richardson served as Chief Operating Officer of GoPro, a wearable electronic photographic equipment and content producer, from February 2013 to February 2015 and helped take that company public in 2014. Prior to that, Ms. Richardson provided operations consulting and interim operations management services for a variety of companies.

"Nina has extraordinary technology and business expertise and we are delighted that she is joining the SGI Board," said Jorge Titinger, President & CEO. "Nina is an accomplished leader and brings a wealth of experience from the global technology sector, and her expertise and insights will be extremely beneficial to SGI and our stockholders."

Ms. Richardson brings over 30 years of experience in engineering, manufacturing, sales, supply chain management and global operations, and has held executive positions in a variety of industry sectors including consumer electronics, technology, energy, lighting, automotive and manufacturing. Ms. Richardson holds a B.S. in Industrial Engineering from Purdue University and an Executive M.B.A. from Pepperdine University.

About SGI

SGI is a global leader in high performance solutions for compute, data analytics and data management that enable customers to accelerate time to discovery, innovation and profitability. Visit sgi.com for more information.

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Contact Information:

SGI Investor Relations
Annie Leschin
(415) 775-1788
annie@streetsmartir.com

Ben Liao
(669) 900-8090
bliao@sgi.com